Mail Stop 3233
                                                          September 7, 2018


Via E-mail
Christopher C. Lau
Chief Financial Officer
American Homes 4 Rent
30601 Agoura Road, Suite 200
Agoura Hills, CA 91301

       Re: American Homes 4 Rent and American Homes 4 Rent, L.P. Form 10-K for the year ended December 31, 2017
                Filed February 23, 2018
                File Nos. 1-36013 and 333-221878-02

Dear Mr. Lau:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          /s/ Jennifer Monick

                                                          Jennifer Monick
                                                          Assistant Chief
Accountant
                                                          Office of Real Estate
                                                          & Commodities